Exhibit 2.14

VIDEOTRON LTD. / VIDÉOTRON LTÉE

SUPPLEMENTAL INDENTURE

Dated as of December 18, 2019

Computershare Trust Company of Canada,

Trustee

SUPPLEMENTAL INDENTURE, dated as of December 18, 2019 (this “Supplemental Indenture”), by and among Videotron Ltd. / Vidéotron Ltée, a corporation under the laws of the Province of Québec (the “Corporation”), 9408-8713 Québec Inc., a corporation under the laws of the Province of Québec (“9408-8713”) and Fizz Mobile & Internet Inc., a corporation under the laws of the Province of Québec (“Fizz” and, collectively with 9408-8713, the “Additional Subsidiary Guarantors”, each an “Additional Subsidiary Guarantor”) and Computershare Trust Company of Canada (“Computershare” or the “Trustee”), as trustee, to each of (i) the Indenture, dated as of June 17, 2013, as supplemented through the date hereof, by and among the Corporation, each of the subsidiary guarantors party thereto, and Computershare, as trustee (the “2013 Indenture”), (ii) the Indenture, dated as of September 15, 2015, as supplemented through the date hereof, by and among the Corporation, each of the subsidiary guarantors party thereto, and Computershare, as trustee (the “2015 Indenture”), and (iii) the Indenture, dated as of October 8, 2019, by and among the Corporation, each of the subsidiary guarantors party thereto, and Computershare, as trustee (the “2019 Indenture” and, collectively with the 2013 Indenture and the 2015 Indenture, the “Indentures” and each an “Indenture”).

WHEREAS, the Corporation, the existing subsidiary guarantors party thereto, and Computershare, as trustee, have entered into (i) the 2013 Indenture governing the Corporation’s 5 5/8% Senior Notes due June 15, 2025 (the “2025 Notes”), (ii) the 2015 Indenture governing the Corporation’s 5¾% Senior Notes due 2026 (the “2026 Notes”), and (iii) the 2019 Indenture governing the Corporation’s 4.50% Senior Notes due 2030 (the “2030 Notes” and, collectively with the 2025 Notes and the 2026 Notes, the “Notes”);

WHEREAS, Section 4.19 of each of the Indentures, respectively, provides that under certain circumstances the Corporation shall cause a Restricted Subsidiary to execute and deliver to the Trustee a supplemental indenture providing for a Subsidiary Guarantee of the payment of the Notes issued thereunder by such Restricted Subsidiary;

WHEREAS, the parties hereto are desirous of further supplementing each Indenture in the manner hereinafter provided for the purpose of providing Subsidiary Guarantees by the Additional Subsidiary Guarantors, as applicable, in accordance with the terms of each Indenture;

WHEREAS, Section 9.01(5) of each Indenture, respectively, provides that the Corporation and the Trustee may amend or supplement such Indenture without the consent of any Holder to add additional guarantees with respect to the Notes issued thereunder; and

WHEREAS, all things necessary have been done to make this Supplemental Indenture a valid agreement of the Corporation, each Additional Subsidiary Guarantor and the Trustee, in accordance with its terms.

NOW, THEREFORE, THIS SUPPLEMENTAL INDENTURE WITNESSETH:

For and in consideration of the premises contained herein, the parties hereto mutually covenant and agree as follows:

1.              In respect of each of the Indentures, respectively, terms used in this Supplemental Indenture that are not defined herein shall have the meanings set forth in such Indenture.

Supplemental Indenture — VL/9408-8713 Québec Inc/Fizz Mobile & Internet Inc.

2.              Each Additional Subsidiary Guarantor hereby agrees to provide an unconditional Subsidiary Guarantee on the terms and subject to the conditions and limitations set forth in each Indenture, including but not limited to Article 10 of each Indenture, it being understood that Fizz has already provided such a Subsidiary Guarantee, on October 8, 2019, in respect of the 2019 Indenture.

3.              This Supplemental Indenture shall be construed as supplemental to each Indenture, respectively, and shall form a part thereof, and each Indenture is hereby incorporated by reference herein and, as supplemented, modified and restated hereby, is hereby ratified, approved and confirmed.

4.              This Supplemental Indenture shall be effective as of the date hereof. On and after the date hereof, each reference in each Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to such Indenture as supplemented by this Supplemental Indenture unless the context otherwise requires.

5.              Except as provided below, in the event of a conflict between the terms and conditions of each Indenture, respectively, and the terms and conditions of this Supplemental Indenture, the terms and conditions of this Supplemental Indenture shall prevail.

6.              If any provision of this Supplemental Indenture limits, qualifies or conflicts with another provision of each Indenture, respectively, that is required to be included by the Trust Indenture Act of 1939, as amended (the “Act”), as in force at the date this Supplemental Indenture is executed, the provision required by said Act shall control.

7.              This Supplemental Indenture shall be governed and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. The parties hereby acknowledge that they have expressly required this Supplemental Indenture be drawn up in the English language only. Les parties reconnaissent avoir expressément demandé que la présente convention soit rédigée en anglais seulement.

8.              This Supplemental Indenture may be signed in any number of counterparts with the same effect as if the signatures to each counterpart were upon a single instrument, and all such counterparts together shall be deemed an original of this Supplemental Indenture.

9.              The recitals contained in this Supplemental Indenture shall be taken as the statements of the Corporation, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture.

[SIGNATURES ON FOLLOWING PAGES]

Supplemental Indenture — VL/9408-8713 Québec Inc/Fizz Mobile & Internet Inc.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

CORPORATION:

VIDÉOTRON LTÉE

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Senior Vice President and Chief Financial Officer		Title: Vice President and Treasurer

ADDITIONAL SUBSIDIARY GUARANTORS:

9408-8713 QUÉBEC INC.

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Vice President, Finance		Title: Vice President and Treasurer

FIZZ MOBILE & INTERNET INC.

By:	/s/ Philippe Cloutier	By:	/s/ Jean-François Parent
	Name: Philippe Cloutier		Name: Jean-François Parent
	Title: Vice President, Finance		Title: Vice President and Treasurer

TRUSTEE:

COMPUTERSHARE TRUST COMPANY OF CANADA

By:	/s/ Patrick Michel		By:	/s/ Nicolas Richard
	Name:	Patrick Michel		Name:	Nicolas Richard
	Title:	Gestionnaire fiduciaire		Title:	Gestionnaire fiduciaire
		Corporate Trust Officer			Corporate Trust Officer

Supplemental Indenture — VL/9408-8713 Québec Inc/Fizz Mobile & Internet Inc.